Exhibit 15.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors
Sysco Corporation
We have reviewed the consolidated balance sheet of Sysco Corporation (a Delaware corporation) and subsidiaries (“the Company”) as of September 30, 2006 and October 1, 2005, and the related consolidated results of operations, statements of comprehensive income and cash flows for the thirteen-week periods ended September 30, 2006 and October 1, 2005. These financial statements are the responsibility of the Company’s management.
We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.
Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with U. S. generally accepted accounting principles.
We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Sysco Corporation and subsidiaries as of July 1, 2006, and the related consolidated results of operations, shareholders’ equity and cash flows for the years then ended (not presented herein) and in our report dated September 12, 2006, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of July 1, 2006, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.
/s/ Ernst & Young LLP
Houston, Texas
May 3, 2007